                                                                      EXHIBIT 99
[ALLETE LOGO]

                                                FOR RELEASE:   January 4, 2005
                                                CONTACT:       Eric Olson
                                                               218-723-3947
                                                               eolson@allete.com

                                                INVESTOR       Tim Thorp
                                                CONTACT:       218-723-3953
                                                               tthorp@allete.com
NEWS

          ALLETE, INC. ANNOUNCES PROPOSED TRANSFER OF KENDALL ENERGY
          ----------------------------------------------------------
                                  AGREEMENTS
                                  ----------

DULUTH, Minn.--ALLETE, Inc. (NYSE: ALE) announced today that its subsidiary, Rainy River Energy Corporation, has entered into an agreement to assign its power purchase agreement with LSP-Kendall Energy, LLC, the owner of an energy generation facility located in Kendall County, Ill., to Constellation Energy Commodities Group, Inc., a subsidiary of Constellation Energy Group, Inc. (NYSE:
CEG). Under terms of the proposed agreement ALLETE's subsidiary will pay Constellation Energy $73 million in cash (approximately $47 million after taxes) to assume the power purchase agreement, which is in effect through mid-September, 2017. The proposed transaction is subject to the approvals of LSP-Kendall Energy, LLC and its project lenders, and the Federal Energy Regulatory Commission. Pending these approvals, the transaction is scheduled for closing on April 1, 2005.

In 1999 Rainy River Energy Corporation entered into a long-term agreement to purchase approximately 275 megawatts of nonregulated generation capacity (non rate-base generation sold at market-based rates to the wholesale market) from the Kendall County facility. Subsequent to that agreement, Rainy River sold approximately 130 megawatts of this capacity under long-term contracts. Those contracts will also be transferred to Constellation Energy at closing. The Kendall County facility, located just south of Chicago, became operational in May, 2002.

"This proposed transaction is consistent with our stated goal of eliminating the significant ongoing losses resulting from our long-term agreement with the Kendall County facility," said Don Shippar, ALLETE President and CEO.

ALLETE's corporate headquarters are located in Duluth, Minnesota. ALLETE provides energy services in the upper Midwest and has significant real estate holdings in Florida. More information about the company is available on ALLETE's Web site at www.allete.com.

THE STATEMENTS CONTAINED IN THIS RELEASE AND STATEMENTS THAT ALLETE MAY MAKE ORALLY IN CONNECTION WITH THIS RELEASE THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND INVESTORS ARE DIRECTED TO THE RISKS DISCUSSED IN DOCUMENTS FILED BY ALLETE WITH THE SECURITIES AND EXCHANGE COMMISSION.

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            ALLETE - 30 West Superior Street, Duluth, Minnesota 55802
                                 www.allete.com